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                                                                      EXHIBIT 99

For Immediate Release

                    Times Mirror, Recycler Classifieds and
                         DLJ Merchant Banking Partners
                             Announce Transaction

     LOS ANGELES, CALIFORNIA, March 20, 1998 -- Times Mirror (NYSE:TMC), Recycler Classifieds and DLJ Merchant Banking Partners together announced that Recycler will sell its Los Angeles area publications to Times Mirror. The three companies will jointly form a new company, Target Media Partners, that will operate the remaining publications currently owned by Recycler and their local publishers and continue Recycler's national acquisition program. With a 43 percent annual growth rate in the past four years, Recycler is the largest and fastest-growing independent publisher of classified advertising in the United States.

     The transactions value the Recycler organization at more than $200 million. Following the transaction, the shareholders of Target Media Partners will include senior and local management, local publishers, Times Mirror and DLJ Merchant Banking Partners, an affiliate of Donaldson Lufkin and Jenrette, Inc. (NYSE:DLJ). DLJ's merchant banking unit acquired a majority interest in Recycler in 1993.

     "The Recycler is the largest source for resale automotive advertisements in Southern California and this acquisition complements the Los Angeles Times product line," said Mark H. Willes, chairman, president and chief executive officer, Times Mirror, and publisher, Los Angeles Times. "We also are looking forward to a long and profitable relationship with our partners in Target Media Partners and welcome the Recycler staff to Times Mirror."

     Mark Schiffmacher, chief executive officer of Recycler said: "Through its partnership with Times Mirror and DLJ, Target Media Partners will be able to continue our aggressive acquisition program, while Recycler Classifieds will continue to focus on serving the community classifieds needs of the Los Angeles area."

     Recycler's Los Angeles operations include 24 editions of Recycler Classifieds, AutoBuys, TruckBuys, CycleBuys, RV Buys, Boat Buys, EZ Action Ads, Pix Ads, Trade Express, Auto Seller and The Renter, with an average weekly circulation in excess of 400,000 paid and free copies. Also included is recycler.com, an online classified service featuring over 100,000 new classified ads each week, and an interest in Recycler Auto Services, an auto finance and insurance venture which will be co-owned with Target Media Partners.

     Target Media Partners will operate 23 publications in California, Michigan, Arizona, Nevada, Georgia, Tennessee, South Carolina, and Alabama. With financing from Times Mirror and DLJ Merchant Banking Partners, Target Media Partners will seek to acquire local, regional and specialty publications with proven records of profitability, established market positions and entrepreneurial management, and to add value by implementing new incentives, proprietary systems, and operating efficiencies.

     DLJ Merchant Banking Partners manages DLJ Merchant Banking Partners II, a $3 billion fund dedicated to private equity and equity-related investments in common or preferred stock and debt or other securities in leveraged acquisitions and corporate joint ventures. Since its formation in November 1996, DLJ Merchant Banking Partners II has participated in transactions valued at over $6 billion, the largest of which include DecisionOne, Duane Reade, Localiza, the largest car rental company in South America, and Pharmaceutical Fine Chemicals, a pharmaceutical company located in Italy.

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      Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 7,000 people worldwide and maintains offices in 14 cities in the United States and 10 cities in Europe, Latin America, Asia and South Africa. For more information on Donaldson, Lufkin & Jenrette, refer to the company's World Wide Web site at http://www.DLJ.com.

      Times Mirror, a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, and The (Stamford) Advocate and Greenwich Time; professional information for the legal, health sciences, aviation and training markets and consumer magazines.

Press information:                     Investor Information:

Times Mirror                           Times Mirror
Martha H. Goldstein                    Jean M. Jarvis
(213) 237-3727                         (213) 237-3955

Recycler Classifieds and
Target Media Partners
Mark Schiffmacher
(213) 668-1220 ext. 5110

Donaldson, Lufkin & Jenrette
Leslie Thompson
(212) 892-3555